Exhibit 10.3

NATCO Group Inc.
Notice of Grant of Award	ID:	22-2906892
and Award Agreement	11210 Equity Drive Ste 100
Houston, Texas 77041

[Name of Recipient]		Award Number:
[Address]		Plan:
ID:

Effective [Date], you have been granted an award of [# of shares] shares of NATCO Group Inc. (the Company) common stock. These shares are restricted until the vest date(s) shown below.

The current total value of the award is $ [Aggregate Fair Market Value on award date].

The award will vest in increments on the date(s) shown.

Shares	Full Vest
[# of Shares]	[Vest Date or Performance Criteria]

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

NATCO Group Inc.

Date

[Name of Recipient]

Date

FORM OF RESTRICTED STOCK AWARD AGREEMENT For Non-Officer Employees

     THIS AGREEMENT is made as of the effective date specified in the Notice of Grant of Award and Award Agreement to which this Agreement is attached (the “Notice”) between the individual identified in the address line of the Notice (“Employee”) and NATCO Group Inc., a Delaware corporation (the “Company”). This Agreement forms an integral part of the Notice and is incorporated by reference into the Notice. By signing the Notice, Employee is agreeing to the terms and provisions of this Agreement.

     1. As of the effective date specified in the Notice, the Company grants to Employee the number of shares of Common Stock, $0.01 par value, of the Company specified in the Notice (the “Shares”) in accordance with and subject to the terms of the NATCO Group Inc. [2001/2004/2006/2009] [Stock Incentive][Long-Term Incentive Compensation] Plan (the “Plan”) and this Agreement. It is understood that the consideration for the issuance of the Shares shall be Employee’s agreement to render future services as an employee of the Company, which services have a value not less than the par value of the Shares. Employee acknowledges receipt of a copy of the Plan and agrees that this award of Shares shall be subject to all the terms and provisions of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern except as otherwise provided in Section 5 of this Agreement. Capitalized terms used but not defined in this Agreement have the respective meanings attributed to such terms under the Plan.

     2. Promptly after the execution of this Agreement by Employee, the Company shall cause Mellon Investor Services, LLC, the transfer agent for the Common Stock (together with its successors and assigns, the “Transfer Agent”), to issue a stock certificate showing ownership for the Shares in the name of Employee subject to the terms and conditions of this Agreement and the Plan. The Shares shall be issued from Common Stock reserved for issuance pursuant to the Plan as grants under such plan. The certificate or certificates evidencing the Shares subject hereto shall be delivered to and deposited with the Secretary of the Company as Escrow Agent in this transaction. Such certificates are to be held by the Escrow Agent until termination of the Restricted Period (as defined below), at which time they shall be released by said Escrow Agent to Employee. All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon the following legend:

     “The shares represented by this certificate are subject to an agreement between the Company and the registered holder, a copy of which is on file at the principal office of the Company.”

     3. During the Restricted Period for the Shares, Employee shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of, transfer or encumber any of such Shares. This prohibition against transfer and the obligation to forfeit and surrender Shares to the Company as provided herein are referred to as the “Forfeiture Restrictions.” A breach of the terms of this Agreement shall cause a forfeiture of the Shares. During the Restricted Period, Employee shall have all the rights of a shareholder with respect to the Shares except for the right to transfer the Shares. Accordingly, Employee shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares. Any such dividends shall be paid no later than the end of the calendar year in which the dividend for the class of stock that includes the Shares is paid to stockholders of such class or, if later, the fifteenth (15th) day of the third (3rd) month following the date the dividend is paid to stockholders of such class of stock.

     4. Employee represents that the Shares are being acquired for investment and that Employee has no present intention to transfer, sell or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of this Agreement and the Plan. Employee agrees that (a) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or any applicable securities law and (b) the Company may give related instructions to the Transfer Agent to stop registration of the transfer of the Restricted Shares.

5. The Forfeiture Restrictions shall lapse as to all of the Shares on the third anniversary of the effective date specified in the Notice as first written above; provided that Employee has continuously served as an employee of the Company or a direct or indirect subsidiary of the Company from such effective date until the third anniversary thereof. Notwithstanding the foregoing, the Forfeiture Restrictions shall earlier lapse as to all of the Shares pursuant to Section 8.4 of the Plan or upon the occurrence of a Corporate Change; provided that, for purposes of this Agreement and the Plan (as applied to this Agreement only and not to any other award agreement under the Plan, and notwithstanding anything in the Plan to the contrary), a Corporate Change shall not include any Corporate Change that occurs as a result of the transactions contemplated by that certain Agreement and Plan of Merger by and among Cameron International Corporation, NATCO Group Inc. and Octane Acquisition Sub, Inc. dated as of June

1, 2009, as the same may be amended from time to time, including, without limitation the occurrence of a Corporate Change resulting from a Company Superior Proposal as defined in said agreement. A certificate for all Shares granted pursuant to this Agreement will be issued to Employee following such date of release, or, at Employee’s election, may be transferred in book entry form to Employee’s brokerage account (subject to any adjustment to withhold Shares to pay taxes as provided below). Any period during which Shares are subject to restriction under this Agreement is referred to as the “Restricted Period.” In the event of termination of Employee’s service as an employee of the Company or a subsidiary for any reason during the Restricted Period, except as otherwise provided above, all Shares, for no consideration, shall be immediately forfeited to the Company.

6. The Company shall be required to withhold the amount of taxes required to satisfy any applicable federal, state and local tax withholding obligations arising from the lapse of the Forfeiture Restrictions. Employee may elect to satisfy any such tax obligation in cash or by authorizing the Company to withhold from the Shares issued to Employee as a result of the lapse of the Forfeiture Restrictions, the number of whole shares of Common Stock required to satisfy such tax obligation, the number to be determined by the Fair Market Value of the Shares on the date of the lapse of the Forfeiture Restrictions. If Employee elects to withhold shares of

Common Stock to satisfy any such tax obligation, Employee shall pay in cash any obligation that remains after the application of whole shares that is less than the value of a whole share.

The imposition of the FORFEITURE RESTRICTIONS under this Agreement may result in adverse tax consequences that may be avoided or mitigated by filing an election under CODE Section 83(b). Such election may be filed only within 30 days after the date of this Agreement. EMPLOYEE should consult with EMPLOYEE’S tax advisors to determine the tax consequences of executing this Agreement and the advantages and disadvantages of filing the Code Section 83(b) election. EMPLOYEE acknowledges that it is EMPLOYEE’S sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if EMPLOYEE requests the Company or its representatives to make this filing on behalf OF EMPLOYEE.

7. Employee understands that the Company will, and Employee hereby authorizes the Company to, issue such instructions to the Transfer Agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement. This instruction serves as a stock power by Employee to the Company with respect to the Shares during the Restricted Period, which stock power shall expire at the end of the Restricted Period.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and all persons lawfully claiming under Employee.

9. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Shares.

10. This Agreement shall not be deemed to (a) confer upon Employee any right with respect to continuation of employment with the Company or a subsidiary or (b) affect the terms and conditions of any other agreement between the Company and Employee except as expressly provided herein.

11. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles thereof. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and Employee. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.